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                                                                     Exhibit 3.1

                             AMENDMENT NO. 2 TO THE

                         AMENDED AND RESTATED BY-LAWS OF

                                   ATARI, INC.

           (f/k/a INFOGRAMES, INC. AND GT INTERACTIVE SOFTWARE CORP.)

      This Amendment No. 2 to the Amended and Restated By-Laws of Atari, Inc. (f/k/a Infogrames, Inc. and GT Interactive Software Corp.), a Delaware corporation (the "Corporation"), as amended to date (the "Amended and Restated By-laws"), is effective as of July 28, 2005. Capitalized terms used herein without definitions shall have the same meaning as in the Amended and Restated By-Laws of the Corporation.

      1. The Amended and Restated By-Laws of the Corporation shall be amended as follows:

      Article II, Section 16 of the Amended and Restated By-Laws, shall be amended and restated in its entirety to read as follows:

            "SECTION 16. Related Party Transactions. The Corporation shall review all related party transactions for potential conflict of interest situations on an ongoing basis. All related party transactions must be approved by the Audit Committee or another independent body of the Board of Directors. A transaction will be a "related party transaction" if it, or a series of transactions of which it is a part, is required to be disclosed pursuant to Securities and Exchange Commission Regulation S-K, Item 404 or any successor to that Item, or otherwise constitutes a related party transaction under the rules of any securities exchange or securities quotation system on which securities of the Corporation are listed. A related party transaction that takes place in the ordinary course of the Corporation's or a subsidiary's business will be deemed to have been approved by the Audit Committee or another independent body of the Board of Directors if its pricing and other material terms are in accordance with an agreement or arrangement that has been approved by the Audit Committee or another independent body of the Board of Directors."

      2. Except as modified hereby, the Amended and Restated By-Laws remain unmodified and in full force and effect.

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      IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 2 as of July 28, 2005.

                                                    /s/ Kristina K. Pappa
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                                           Kristina K. Pappa
                                           Secretary